Exhibit 10.39

AFFINIA GROUP HOLDINGS INC.

2005 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

(Including Schedule A; Exhibit A and Exhibit B)

2007 GRANT

THIS AGREEMENT, is made effective as of January 1, 2007 (the “Date of Grant”), between Affinia Group Holdings Inc. (the “Company”) and the undersigned person (the “Participant”).

R E C I T A L S

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) Actual EBITDA: “EBITDA” as defined in the Operating Company’s 2005 Annual Bonus Plan.

(b) Actual Net Working Capital Percentage: “Net Working Capital Percentage” as defined in the Operating Company’s 2005 Annual Bonus Plan.

(c) Cause: (i) the Participant’s continued failure to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) which is not cured for a period of 10 days following written notice by the Company or its Affiliates to the Participant of such failure, (ii) conviction or plea of guilty or no contest to a (x) felony, or (y) crime involving moral turpitude or the property or business of the Company or its Affiliates, (iii) willful malfeasance or willful misconduct in performance of duties to the Company or its Affiliates, or (iv) breach by the Participant of the material terms of any non-compete, non-solicitation or confidentiality provisions.

(d) Disability: “Disability” as defined in the Operating Company’s long-term disability plan.

(e) EBITDA Performance Option: An Option to purchase the number of Shares set forth on Schedule A attached hereto.

(f) Expiration Date: August 1, 2015

(g) NWC Performance Option: An Option to purchase the number of Shares set forth on Schedule A attached hereto.

(h) Options: Collectively, the Time Option and the Performance Options to purchase Shares granted under this Agreement.

(i) Performance Actual: As applicable, the Actual EBITDA or the Actual Net Working Capital Percentage.

(j) Performance Options: Collectively, the EBITDA Performance Option and the NWC Performance Option.

(k) Plan: The Affinia Group Holdings Inc. 2005 Stock Incentive Plan, as from time to time amended.

(1) Retirement: “Retirement” as defined in the Operating Company’s tax qualified 401(k) savings plan.

(m) Target EBITDA: $180 million in respect of 2007, $200 million in respect of 2008 and $220 million in respect of 2009; provided, that the Board shall make adjustments to EBITDA as it reasonably deems to be appropriate as a result of acquisitions, dispositions, mergers, recapitalizations, reorganizations, consolidations, spin-offs, distributions, other extraordinary transactions, other changes in the structure of the Operating Company or any of its Affiliates, or significant capital expenditures so that Target EBITDA equitably reflects the basis for determining Actual EBITDA for the period in question.

(n) Target Net Working Capital Percentage: 28% in respect of 2007, 27.5% in respect of 2008 and 27% in respect of 2009; provided, that the Board may make adjustments to the Net Working Capital Percentage as it reasonably deems to be appropriate as a result of acquisitions, dispositions, mergers, recapitalizations, reorganizations, consolidations, spin-offs, distributions, other extraordinary transactions, other changes in the structure of the Operating Company or any of its Affiliates, or significant capital expenditures so that Target Net Working Capital Percentage equitably reflects the basis for determining Actual Net Working Capital Percentage for the period in question.

(o) Time Option: An Option to purchase the number of Shares set forth on Schedule A attached hereto.

(p) Vested Portion: At any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2. Grant of Options. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, the number of Shares subject to the Time Option, EBITDA Performance Option and NWC Performance Option set forth on Schedule A attached hereto, subject to adjustment as set forth in the Plan. The exercise price of the Shares subject to each Option shall be $100.00 per Share, subject to adjustment as set forth in the Plan (the “Option Price”). The Options are intended to be nonqualified stock options, and are not intended to be treated as ISOs that comply with Section 422 of the Code.

3. Vesting of the Options.

(a) Vesting of the Time Option. Subject to the Participant’s continued Employment with the Company and its Affiliates, the Time Option shall vest and become exercisable with respect to thirty-three and one-third percent (33 1/3%) of the Shares subject to such Time Option on December 31, 2007 and shall vest and become exercisable with respect to an additional thirty-three and one-third percent (33 1/3%) of the Shares subject to the Time Option on each December 31 thereafter, until such Shares subject to the Time Option are one hundred percent (100%) vested and exercisable.

(b) Vesting of the Performance Option.

(i) In General. Subject to the Participant’s continued Employment with the Company and its Affiliates, each Performance Option shall vest and become exercisable with respect to thirty-three and one-third (33 1/3%) of the Shares subject to such Performance Option on the date that the financial statements for the fiscal year ending December 31, 2007 are completed by the Operating Company’s external auditors (the “Sign-Off Date”) and an additional thirty-three and one-third percent (33 1/3%) of the Shares on the date that the financial statements are completed by the Operating Company’s external auditors with respect to each of the fiscal years ending December 31, 2008 and December 31, 2009 (the Sign-Off Date and each such date, a “Performance Vesting Date”) to the extent that the applicable Performance Actual for the fiscal year ending prior to a Performance Vesting Date equals or exceeds (or in the case of Actual Net Working Capital Percentage, equals or is less than) the applicable Performance Target for such fiscal year.

(ii) Catch-Up. Notwithstanding the foregoing vesting provisions set forth in Section 3(b)(i), if Actual EBITDA does not equal or exceed the applicable Target EBITDA with respect to any of fiscal years 2007 through 2009 (a “Missed Year”), then, the EBITDA Performance Option may nevertheless vest and become exercisable with respect to the Shares subject to the EBITDA Performance Option in respect of such Missed Year as follows:

(A) If the Actual EBITDA for any of the fiscal years ending December 31, 2007 through December 31, 2009 exceeds the Target EBITDA for such fiscal year (an “Excess Year”) and the Participant remains employed with the Company and its Affiliates through the Performance Vesting Date applicable to such Excess Year (i.e., following the end of such Excess Year), then an amount equal to the excess of the Actual EBITDA for such Excess Year over the Target EBITDA for such Excess Year shall be credited to a notional account for that Excess Year (an “Excess Account”).

(B) Any amounts in an Excess Account shall be applied to any previous or subsequent Missed Year(s) (with application to the earliest Missed Year(s) first). If the sum of the Actual EBITDA for any Missed Year, when supplemented with amounts allocated to the Missed Year from the Excess Account equals or exceeds the applicable Performance Target for such Missed Year, then the EBITDA Performance Option shall vest and become exercisable with respect to the Shares subject to the EBITDA Performance Option in respect of such Missed Year and the amounts so allocated to the Missed Year from the Excess Account shall be debited from the Excess Account. Notwithstanding the foregoing, if the fiscal year ending December 31, 2009 is a Missed Year, no more than $20 million may be credited from an Excess Account for such fiscal year.

(c) Termination of Employment.

(i) General. Notwithstanding any other provision of this Agreement, other than as described in Sections 3(c)(ii), if the Participant’s Employment with the Company and its Affiliates terminates for any reason, the Option, to the extent not then vested and exercisable, shall expire and be immediately canceled by the Company without consideration.

(ii) Time Option. Notwithstanding Section 3(a) and 3(c)(i), in the event that the Participant’s Employment is terminated due to death, Disability or Retirement, to the extent not previously cancelled or expired, the Time Option shall immediately become vested and exercisable as to the Shares subject to the Time Option that would have otherwise vested and become exercisable in the fiscal year in which such termination of Employment occurs and any remaining unvested portion of the Time Option shall expire and be immediately canceled by the Company without consideration.

4. Exercise of Options.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement (and any other agreement entered into by the Participant and the Company), the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date. Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable only for the period set forth below (and shall expire upon termination of such period):

(i) Termination due to Death or Disability. If the Participant’s Employment with the Company and its Affiliates is terminated due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date;

(ii) Termination by the Company without Cause or Termination by the Participant. If the Participant’s Employment with the Company and its Affiliates is terminated (a) by the Company without Cause or (b) by the Participant (other than due to the Participant’s Retirement), the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) 90 days following the date of such termination and (B) the Expiration Date;

(iii) Termination by the Participant due to Retirement. If the Participant’s Employment with the Company and its Affiliates is terminated by the Participant due to Retirement, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) two years following the date of such termination and (B) the Expiration Date; and Termination by the Company for Cause. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company for Cause, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable.

(b) Method of Exercise.

(i) Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and, other than as described in clause (C) or (D) of the following sentence, shall be accompanied by payment in full of the aggregate Option Price in respect of such Shares. Payment of the aggregate Option Price may be made (A) in cash, or its equivalent, (B) by transferring to the Company Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (C) if there is a public market for the Shares at the time of payment, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the aggregate Option Price, or (D) such other method as approved by the Committee. No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares or otherwise completed the exercise transaction as described in the preceding sentence and, if applicable, has satisfied any other conditions imposed pursuant to this Agreement.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be required by such laws, rulings or regulations.

(iii) Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any reasonable delays in issuing the certificates to the Participant or any loss by the Participant of the certificates.

(iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent setforth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) Without limiting the generality of Section 12, as a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Stockholders Agreement and the Restrictive Covenant Agreement, which shall be substantially the forms attached hereto as Exhibits A and B, respectively.

5. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or its Affiliate may at any time terminate the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7. Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. During the Participant’s lifetime, an Option is exercisable only by the Participant.

8. Withholding. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to the Participant at the address last appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

12. Options Subject to Plan; Stockholders Agreement and Restrictive Covenant Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and agrees that, unless otherwise determined by the Board, will, contemporaneously with the grant of the Options, enter into, and be bound by, the Stockholders Agreement and Restrictive Covenant Agreement substantially in the form of Exhibits A and B hereto, respectively. The Options and the Shares received upon exercise of the Options are subject to the Plan and the Stockholders Agreement. The terms and provisions of the Plan and the Stockholders Agreement as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders Agreement, the applicable terms and provisions of the Plan or the Stockholders Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

AFFINIA GROUP HOLDINGS INC.

By:
Its:

PARTICIPANT

Printed Name:

Address:

Schedule A

Dillman, Greg

The number of Shares subject to each Option is set forth below:

Time Option:	400

EBITDA Performance Option:	320

NWC Performance Option:	80

Participant Total:	800